As filed with the Securities and Exchange Commission on January 3, 2022

Registration No. 333-177109

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

POST EFFECTIVE AMENDMENT NO. 1 TO Registration Statement No. 333-177109

UNDER
THE SECURITIES ACT OF 1933

Bryn Mawr Bank Corporation

(WSFS Financial Corporation as successor by merger to Bryn Mawr Bank Corporation)

(Exact name of registrant as specified in charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2434506 (I.R.S. Employer Identification No.)

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

(610) 525-1700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rodger Levenson

Chairman, President and Chief Executive Officer

WSFS Bank Center

500 Delaware Avenue

Wilmington, Delaware, 19801

(302) 792-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frank M. Conner III

Christopher DeCresce

Charlotte May
Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, D.C. 20001
(202) 662-6000

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3, File No. 333-177109 (the “Registration Statement”), filed with the Securities and Exchange Commission on September 30, 2011 by Bryn Mawr Bank Corporation, a Pennsylvania corporation (“Bryn Mawr” or the “Registrant”), registering 322,101 shares of common stock, par value $1.00 per share, of Bryn Mawr (“Bryn Mawr Common Stock”).

On January 1, 2022, pursuant to the Agreement and Plan of Merger, dated as of March 9, 2021, by and between WSFS Financial Corporation (“WSFS”) and Bryn Mawr (the “Merger Agreement”), Bryn Mawr merged with and into WSFS (the “Merger”), with WSFS as the surviving corporation and successor-by-merger to the plans described in the Registration Statement.

In connection with the Merger, Bryn Mawr is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, Bryn Mawr hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under the Registration Statement.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is included as Annex A in the Registrant’s Schedule 14A filed with the SEC on May 6, 2021.

1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Bryn Mawr Bank Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to each of the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wilmington, State of Delaware, on this 3rd day of January, 2022.

WSFS FINANCIAL CORPORATION as successor-in-interest to Bryn Mawr Bank Corporation

By:	/s/ Dominic C. Canuso
Dominic C. Canuso
Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 in reliance upon Rule 478 of the Securities Act.